Exhibit 99.1

Newfield Exploration Announces Pricing of $550 Million of 6 5/8%
Senior Subordinated Notes Due 2016**

FOR IMMEDIATE RELEASE

Houston- (March 29, 2006) - Newfield Exploration Company (NYSE: NFX) today announced that it has priced $550 million of Senior Subordinated Notes due 2016, which will carry an annual interest rate of 6 5/8%. The Company intends to use the net proceeds from the offering to redeem its 8 3/8% Senior Subordinated Notes due 2012 ($250 million aggregate principal amount outstanding plus redemption premium of approximately $20 million) and for general corporate purposes, including to fund a portion of the Company’s 2006 capital program. The offering was made under an effective shelf registration statement. Closing of the offering is expected to occur on April 3, 2006, subject to satisfaction of customary closing conditions.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy Senior Subordinated Notes due 2016. A copy of the prospectus relating to the offering can be obtained from Morgan Stanley & Co. Incorporated. Direct any requests to Morgan Stanley, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email at prospectus@morganstanley.com or by phone at 917-606-8474.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the offering, the availability of capital resources to fund capital expenditures and the use of proceeds. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors.

For information, contact:
Investor Relations:  Steve Campbell (281) 847-6081
Media Relations:  Keith Schmidt (281) 674-2650
Email: info@newfield.com

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